Exhibit 2.3

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of August 9, 2014

by and among

EL PASO PIPELINE PARTNERS, L.P,

EL PASO PIPELINE GP COMPANY, L.L.C.,

KINDER MORGAN, INC.,

and

E MERGER SUB LLC

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2014 (this “Agreement”), is by and among El Paso Pipeline Partners, L.P., a Delaware limited partnership (the “Partnership”), El Paso Pipeline GP Company, L.L.C. a Delaware limited liability company and the general partner of the Partnership (the “Partnership GP”), Kinder Morgan, Inc., a Delaware corporation (“Parent”), and E Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”).  Certain terms used in this Agreement are defined in Section 8.11.

W I T N E S S E T H:

WHEREAS, the Conflicts Committee of the Board of Directors of the Partnership GP (the “GP Conflicts Committee”) has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Unitholders, (ii) approved, and recommended that the Board of Directors of the Partnership GP (the “GP Board”) approve, this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and submit this Agreement to a vote of the Limited Partners and (iii) resolved to recommend approval of this Agreement by the Limited Partners;

WHEREAS, the GP Board (acting based upon the recommendation of the GP Conflicts Committee) has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners;

WHEREAS, the Board of Directors of Parent has (i) determined that this Agreement and the transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger) are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the KMP Merger Agreement, the KMR Merger Agreement, the Charter Amendment and the issuance of shares of Class P common stock, par value $0.01 per share of Parent (“Parent Class P Stock”) pursuant to the Merger, the KMP Merger and the KMR Merger (together, the “Parent Stock Issuance”) and (iii) resolved to submit the Charter Amendment and the Parent Stock Issuance to a vote of Parent’s stockholders and recommend adoption of the Charter Amendment and approval of the Parent Stock Issuance; and

WHEREAS, concurrently with the execution of this Agreement, and as a material inducement for the Partnership and the Partnership GP to enter into this Agreement, the Partnership has entered into a Support Agreement, dated as of the date hereof (collectively, the “Support Agreement”), with the Partnership, Partnership GP, Kinder Morgan Management, LLC (“KMR”), Kinder Morgan Energy Partners, L.P. (“KMP”), KMP’s general partner, Richard D. Kinder and RDK Investments, Ltd.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

The Merger

Section 1.1.             The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the DRULPA, at the Effective Time, Merger Sub shall be merged with and into the Partnership (the “Merger”), the separate limited liability company existence of Merger Sub will cease and the Partnership will continue its existence as a limited partnership under Delaware Law as the surviving entity in the Merger (the “Surviving Entity”).

Section 1.2.             Closing.  Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 700 Louisiana Street, Suite 1700, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree.  Each of the Merger, the KMR Merger and the KMP Merger shall be consummated substantially concurrently on the same date in the sequence set forth on Section 1.2 of the Parent Disclosure Schedule. The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 1.3.             Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause each of a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), and the Charter Amendment, executed in accordance with the relevant provisions of the DGCL, to be duly filed with the Secretary of State of the State of Delaware.  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).  The Charter Amendment shall be filed with the Secretary of State of the State of Delaware prior to the filing of the Certificate of Merger and shall become effective at or prior to the Effective Time.

Section 1.4.             Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

Section 1.5.             Organizational Documents of the Surviving Entity.  At the Effective Time, the certificate of limited partnership of the Partnership and the Partnership Agreement shall remain unchanged and shall be the certificate of limited partnership and Partnership Agreement of the Surviving Entity, until duly amended in accordance with applicable Law and the terms of the Partnership Agreement.

Section 1.6.             Organizational Documents of Parent.  Subject to receipt of the Parent Charter Approval, the certificate of incorporation of Parent shall be amended prior to the Effective Time as set forth in Exhibit A (the “Charter Amendment”) and, such certificate of incorporation as amended by the Charter Amendment, shall be the certificate of incorporation of Parent until thereafter amended or changed as provided herein or by applicable Law.

ARTICLE II

Effect on Units

Section 2.1.             Effect of Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of the Partnership, the Partnership GP, Parent, Merger Sub or the holder of any securities of the Partnership or Merger Sub:

(a)           Conversion of Common Units.  Subject to Section 2.1(c), Section 2.2(h) and Section 2.5, each Common Unit issued and outstanding or deemed issued and outstanding in accordance with Section 2.4 as of immediately prior to the Effective Time shall be converted into the right, at the election of the holder of such Common Unit pursuant to Section 2.3 to receive any of the following consideration (the “Merger Consideration”):

(i)            Mixed Election Units.  Each Common Unit with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been properly made and not properly revoked pursuant to Section 2.3 (each, a “Mixed Consideration Election Unit”) and each No Election Unit (as that term is defined in Section 2.3(b)) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Per Unit Mixed Consideration”) of (x) $4.65 in cash without interest (the “Per Unit Mixed Consideration Cash Amount”) and (y) 0.9451 of a share of validly issued, fully paid and nonassessable Parent Class P Stock (such fraction of a share, the “Per Unit Mixed Election Stock Exchange Ratio”), in each case, subject to adjustment in accordance with Section 2.5.

(ii)           Cash Election Units.  Each Common Unit with respect to which an election to receive cash (a “Cash Election”) has been properly made and not properly revoked pursuant to Section 2.3 (each, a “Cash Election Unit”) shall be converted (provided that the Available Cash Election Amount (as defined below) equals or exceeds the Cash Election Amount (as defined below)) into the right to receive $39.53 in cash without interest (the “Per Unit Cash Election Consideration”), subject to adjustment in accordance with this Section 2.1(a)(ii) and Section 2.5; provided, however, that if (A) the product of the number of Cash Election Units and the Per Unit Cash Election Consideration (such product being the “Cash Election Amount”) exceeds (B) the difference between (x) the product of the Per Unit Mixed Consideration Cash Amount and the total number of issued and outstanding Common Units immediately prior to the Effective Time (excluding Common Units that are to remain outstanding as provided for in Section 2.1(c) and including, for the avoidance of doubt, Restricted Units pursuant to the terms and conditions of Section 2.4), minus (y) the product of the number of Mixed Consideration Election Units (provided that No Election Units shall be deemed to be Mixed Consideration Election Units for purposes of this Section 2.1(a)(ii)) and the Per

Unit Mixed Consideration Cash Amount (the “Aggregate Mixed Consideration Cash Amount”) (such difference being the “Available Cash Election Amount”), then each Cash Election Unit shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Unit Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (2) a number of validly issued, fully paid and nonassessable shares of Parent Class P Stock equal to the product of (r) the Exchange Ratio and (s) one (1) minus the Cash Fraction.

(iii)          Stock Election Units.  Each Common Unit with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made and not properly revoked pursuant to Section 2.3 (each, a “Stock Election Unit”) shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into the right to receive 1.0711 shares of validly issued, fully paid and nonassessable Parent Class P Stock (the “Exchange Ratio”), subject to adjustment in accordance with this Section 2.1(a)(iii)) and Section 2.5 (the “Per Unit Stock Consideration”); provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Election Unit shall be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Units and (B) a number of validly issued, fully paid and nonassessable shares of Parent Class P Stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Unit Cash Election Consideration minus the amount calculated in clause (A) of this Section 2.1(a)(iii) and the denominator of which shall be the Per Unit Cash Election Consideration.

(b)           Equity of Merger Sub.  The membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1(a).  At the Effective Time, the books and records of the Partnership shall be revised to reflect the conversion of all Common Units held by Persons other than the Partnership GP, Parent and any Subsidiaries of Parent, and the Partnership GP, Parent and any Subsidiaries of Parent shall continue the existence of the Partnership (as the Surviving Entity) without dissolution.

(c)           Treatment of Partnership-Owned Units and Parent-Owned Partnership Interests.  Any Units that are owned immediately prior to the Effective Time by the Partnership shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled Units. All Partnership Interests, including the Partnership GP Interest, that are owned immediately prior to the Effective Time by the Partnership GP, Parent or any of its Subsidiaries shall remain outstanding as Partnership Interests in the Surviving Entity, unaffected by the Merger.

(d)           Certificates.  As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (a “Certificate”) or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(g) and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 2.2(h), in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 2.2(c), without interest.

Section 2.2.             Exchange of Certificates.

(a)           Exchange Agent.  Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Partnership (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Units for the Merger Consideration.  Promptly after the Effective Time, but in no event more than five (5) business days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), a letter of transmittal (which shall specify that, with respect to certificated Common Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i)) to the Exchange Agent) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 2.2(i)) and Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends or distributions pursuant to Section 2.2(g)).

(b)           Deposit.  At or prior to the Closing, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of Parent Class P Stock) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 2.1, payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Common Units) or Book-Entry Units pursuant to the provisions of this Article II.  Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars or other consideration as applicable sufficient to pay any dividends and other distributions pursuant to Section 2.2(g) and any shares of Parent Class P Stock or cash in U.S. dollars sufficient to pay any Merger Consideration, in each case, that may be payable from time to time following the Effective Time.  All cash and book-entry shares representing Parent Class P Stock and any dividends or distributions pursuant to Section 2.2(g) deposited with the Exchange Agent or representing unit proceeds obtained pursuant to Section 2.2(h) shall be referred to in this Agreement as the “Exchange Fund”.  The Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger

Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund.  The Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends and other distributions pursuant to Section 2.2(g).

(c)           Exchange.  Each holder of Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Common Units) or Book-Entry Units and such other documents as may reasonably be required by the Exchange Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor (i) the number of shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of Parent Class P Stock) representing, in the aggregate, the whole number of shares of Parent Class P Stock that such holder has the right to receive in accordance with the provisions of this Article II, (ii) a check denominated in U.S. dollars in the amount of cash that such holder has the right to receive pursuant to this Article II (including any cash in lieu of any fractional shares payable pursuant to Section 2.2(h)) and (iii) such dividends or other distributions as such holder has the right to receive pursuant to Section 2.2(g).  The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable by mail after receipt by the Exchange Agent of the Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Common Units) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing.  No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates and Book-Entry Units.  Until so surrendered, each such Certificate and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and such other amount as contemplated by Section 2.2(g).

(d)           Other Payees.  If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Unit or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.  If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)           No Further Transfers.  From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration.  From and after the Effective Time, the holders of Certificates or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law.  If, after the Effective Time, Certificates or Book-Entry Units are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f)            Termination of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s Common Units.  Notwithstanding the foregoing, Parent, Merger Sub and the Partnership shall not be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws.  Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)           Dividends and Distributions.  No dividends or other distributions with respect to shares of Parent Class P Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 2.2.  Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Class P Stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of Parent Class P Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Class P Stock with a record date after the Effective Time but with a payment date subsequent to such surrender.  For purposes of dividends or other distributions in respect of shares of Parent Class P Stock, all shares of Parent Class P Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h)           No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Class P Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Units.  Notwithstanding any other provision of this Agreement, each holder of Common Units converted into the right to receive the Merger Consideration pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Class P Stock (after taking into account all Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i)) or Book-Entry Units to be delivered by such holder) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(h), a cash payment, without interest, in lieu of such fractional shares representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by reasonable and customary fees of the Exchange Agent attributable to such sale) (as so reduced, the “share proceeds”) in one or more transactions of a number of shares of Parent Class P Stock, such number equal to the excess of (i) the aggregate number of shares of Parent Class P Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(b) over (ii) the aggregate number of whole shares of Parent Class P Stock to be distributed to the holders of Certificates and Book-Entry Units pursuant to Section 2.2(c) (such excess being, the “Excess Shares”).  The parties acknowledge that payment of the cash share proceeds in lieu of issuing certificates or scrip for fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.  As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Common Units that would otherwise receive fractional shares of Parent Class P Stock, shall sell the Excess Shares at then-prevailing prices on the NYSE in the manner provided in this Section 2.2(h) and shall execute such sales in round lots to the extent practicable.  Until the share proceeds of such sale or sales have been distributed to the holders of such Common Units, or the Exchange Fund is terminated, the Exchange Agent shall hold such share proceeds in trust for the benefit of the holders of such Common Units (the “Fractional Share Proceeds”).  The Exchange Agent shall determine the portion of the Fractional Share Proceeds to which each holder of such Common Units shall be entitled, if any, by multiplying the amount of the aggregate share proceeds comprising the Fractional Share Proceeds by a fraction, the numerator of which is the amount of the fractional shares to which such holder of such Common Units would otherwise be entitled and the denominator of which is the aggregate amount of fractional shares to which all holders of such Common Units would otherwise be entitled.

(i)            Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article II and any dividends and other distributions pursuant to Section 2.2(g).

(j)            Withholding Taxes.  Parent, Merger Sub, the Surviving Entity and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in cash or Parent Class P Stock, as determined by Parent).  To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units in respect of whom such withholding was made.  If withholding is taken in shares of Parent Class P Stock, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

Section 2.3.             Election Procedures.

(a)           Election Form.  An election form and other appropriate and customary transmittal materials (which shall specify with respect to certificated Common Units that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as Parent shall reasonably specify and as shall be reasonably acceptable to the Partnership (the “Election Form”) shall be mailed no less than thirty (30) days prior to the anticipated Closing Date or on such other date as Parent and the Partnership shall mutually agree (the “Mailing Date”) to each holder of record of Common Units as of the close of business on the fifth business day prior to the Mailing Date or such other date as mutually agreed to by Parent and the Partnership (the “Election Form Record Date”).

(b)           Choice of Election.  Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of such holder’s (or such beneficial owner’s) Common Units with respect to which such holder (or such beneficial owner) elects to receive (A) the Per Unit Mixed Consideration, (B) the Per Unit Stock Consideration or (C) the Per Unit Cash Election Consideration or (ii) that such holder (or such beneficial owner) makes no election with respect to such holder’s (or such beneficial owner’s) Common Units.  Any Common Units with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., New York time, on the second (2nd) business day prior to the Effective Time (the “Election Deadline”) shall be deemed to be No Election Units.  Parent shall publicly announce the anticipated Election Deadline at least five (5) business days prior to the Election Deadline.  If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date (which shall be the second (2nd) business day prior to the Effective Time or such other date as mutually agreed to by Parent and the Partnership), and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline. For the purposes of this Agreement, “No Election Unit” means each Common Unit for which no election to receive Per Unit Mixed Consideration, Per Unit Cash Election Consideration or Per Unit Stock Consideration has been properly made and received in accordance with the terms of this Section 2.3.  For the avoidance of doubt, for purposes of this Section 2.3, references to Common Units shall include, or be deemed to include, Restricted Units.

(c)           New Holders.  Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of Common Units during the Election Period, and the Partnership shall provide the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

(d)           Revocations; Exchange Agent.  Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period.  After a Cash Election, a Stock Election or a Mixed Election is

validly made with respect to any Common Units, any subsequent transfer of such Common Units shall automatically revoke such election.  Any Election Form may be revoked or changed by the person submitting it, by written notice received by the Exchange Agent during the Election Period.  In the event an Election Form is revoked, the Common Units represented by such Election Form shall be deemed to be No Election Units, except to the extent a subsequent election is properly made during the Election Period.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  None of Parent or the Partnership or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

Section 2.4.             Treatment of Restricted Units; Termination of Partnership Equity Plan.

(a)           As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the GP Board (or, if appropriate, any committee administering the Long-Term Incentive Plan) will adopt resolutions, and the Partnership will take all other actions as may be necessary or required in accordance with applicable Law and the Long-Term Incentive Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 2.4 to provide that each Common Unit subject to forfeiture or restricted unit granted under the Long-Term Incentive Plan (each, a “Restricted Unit”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest in full and the restrictions with respect thereto shall lapse, and each Restricted Unit shall be treated as an issued and outstanding Common Unit as of immediately prior to the Effective Time and otherwise subject to the terms and conditions of this Agreement (including Section 2.1, Section 2.2 and Section 2.3).

(b)           Prior to the Effective Time, the Partnership GP shall take all actions necessary to terminate the Long-Term Incentive Plan, such termination to be effective at the Effective Time, and from and after the Effective Time, the Long-Term Incentive Plan shall be terminated and no Restricted Units or other rights with respect to Common Units or other Partnership Interests shall be granted or be outstanding thereunder, it being understood that the terminations contemplated by this Agreement shall in no respect limit Parent’s obligations under this Section 2.4 with respect to Restricted Units granted prior to the Effective Time.

Section 2.5.             Adjustments.  Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or shares of Parent Class P Stock shall have been changed into a different number of units or shares or a different class or series by reason of the occurrence or record date of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction, the Merger Consideration, the Per Unit Mixed Consideration Cash Amount, the Per Unit Cash Election Consideration, the Per Unit Stock Consideration, the Mixed Election Stock Exchange Ratio and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction and to provide the holders of Common Units the same economic effect as contemplated by this Agreement prior to such event.

Section 2.6.                                      No Dissenters’ Rights.  No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE III

Representations and Warranties of the Partnership and the Partnership GP

Except as disclosed in (a) the Partnership SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Information Regarding Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), the Partnership and, with respect to itself where provided for in this Article III, the Partnership GP each represent and warrant to Parent as follows:

Section 3.1.                                      Organization, Standing and Corporate Power.

(a)                                 Each of the Partnership, the Partnership GP and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (“Partnership Material Adverse Effect”).

(b)                                 All the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued (in accordance with the agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents (in each case as in effect on the date hereof and on the Closing Date) (the “Organizational Documents”) of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such

Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”).

Section 3.2.                                      Capitalization.

(a)                                 The authorized equity interests of the Partnership consist of Common Units, Class B units representing limited partner interests in the Partnership (“Partnership Class B Units”), subordinated units representing limited partner interests in the Partnership that are convertible into Common Units (“Partnership Subordinated Units” ), the general partner interest in the Partnership (the “Partnership GP Interest”) and the Incentive Distribution Rights.  At the close of business on August 7, 2014, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 231,097,050 Common Units, (ii) no Partnership Class B Units, (iii) 4,359 Restricted Units, (iv) no Partnership Subordinated Units, (v) Incentive Distribution Rights, and (vi) the Partnership GP Interest.  Except (A) as set forth above in this Section 3.2(a), (B) as set forth in the Partnership Agreement, as in effect as of the date of this Agreement, or (C) as otherwise permitted by Section 5.2(a), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any Partnership Interests, voting securities or equity interests of the Partnership issued and outstanding or any subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character valued by reference to, or providing for the issuance of any Partnership Interests, voting securities or equity interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing.  The Partnership GP is the sole general partner of the Partnership. The Partnership GP is the sole record owner of the Partnership GP Interest and all of the Incentive Distribution Rights and such Partnership GP Interest and Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable laws and the Partnership Agreement.

(b)                                 None of the Partnership or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of the Partnership. Except as set forth in the Partnership Agreement, as in effect as of the date of this Agreement, there are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests (or any options, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any Partnership Interests or other limited partnership interests, shares of capital stock, voting securities or equity interests) of the Partnership or any of its Subsidiaries.

Section 3.3.                                      Authority; Noncontravention; Voting Requirements.

(a)                                 Each of the Partnership and the Partnership GP has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership.  The execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by the GP Board and approved by each of the GP Conflicts Committee and the GP Board and, except for obtaining the Partnership Unitholder Approval, no other entity action on the part of the Partnership and the Partnership GP is necessary to authorize the execution, delivery and performance by the Partnership and the Partnership GP of this Agreement and the consummation of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Partnership and the Partnership GP and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the Partnership GP, enforceable against them in accordance with its terms.

(b)                                 Neither the execution and delivery of this Agreement by the Partnership or the Partnership GP nor the consummation by the Partnership and the Partnership GP of the transactions contemplated by this Agreement, nor compliance by the Partnership and the Partnership GP with any of the terms or provisions of this Agreement, will (i) assuming that the Partnership Unitholder Approval is obtained, conflict with or violate any provision of the Partnership Agreement or any of the Organizational Documents of the Partnership’s material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Partnership Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Partnership Permit, to which the Partnership or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c)                                  Except for the approval by the Partnership GP, which was obtained prior to the execution of this Agreement, the affirmative vote or consent of at least a majority of the Outstanding Common Units and Class B Units, if any, voting as a single class at the Partnership Unitholder Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement (the “Partnership Unitholder Approval”) is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

(d)                                 The GP Conflicts Committee, at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Unitholders, (ii) approved, and recommended that the GP Board approve, this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and submit this Agreement to a vote of the Limited Partners and (iii) resolved to recommend approval of this Agreement by the Limited Partners.

(e)                                  The GP Board (acting based upon the recommendation of the GP Conflicts Committee), at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners.

Section 3.4.                                      Governmental Approvals.  Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing of a proxy statement/prospectus with the SEC in connection with the Merger (the “Partnership Proxy Statement”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, Antitrust Laws or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Partnership Material Adverse Effect.

Section 3.5.                                      Partnership SEC Documents; Undisclosed Liabilities.

(a)                                 The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”).  The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective

SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since December 31, 2013 (the “Balance Sheet Date”) in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect (other than with respect to information supplied in writing by or on behalf of Parent, as to which the Partnership makes no representation or warranty).

Section 3.6.                                      Compliance With Laws.  The Partnership and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 3.7.                                      Information Supplied.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership and the Partnership GP specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Class P Stock in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Rule 13e-3 transaction statement on Schedule 13E-3 relating to the approval of this Agreement by the Limited Partners (as amended or supplemented, the “Schedule 13E-3”) will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, (c) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (d) the proxy statement filed by Parent with the SEC in connection with Parent Stockholder Approval (the “Parent Proxy Statement” and together with the Partnership Proxy Statement, the “Proxy Statements”) will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Partnership Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act.  Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub (including, for the avoidance of doubt, any information supplied by Parent with respect to KMP, KMR, the KMP Merger or the KMR Merger, whether or not originally supplied to Parent by KMP, KMR or any other Person) for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.8.                                      Tax Matters.

(a)                                 Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect:  (i) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date included in the Partnership SEC Documents and (iii) there is no claim against the Partnership or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to the Partnership or any of its Subsidiaries.

(b)                                 As used in this Agreement, (i) “Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and any liability for the payment of amounts described in this Section 3.8(b) of any other Person (other than the Partnership or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 3.9.                                      Opinion of Financial Advisor.  The GP Conflicts Committee has received the opinion of Tudor, Pickering, Holt & Co. Securities, Inc. (the “Partnership Financial Advisor”), dated as of August 9, 2014, to the effect that, as of such date, and based upon and subject to the assumptions and qualifications and limitations and other matters set forth therein, from a financial point of view, the Merger Consideration to be paid to the Partnership Unaffiliated Unitholders pursuant to this Agreement, is fair from a financial point of view, to the Partnership Unaffiliated Unitholders (the “Partnership Fairness Opinion”).

Section 3.10.                               Brokers and Other Advisors.  Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated by this Agreement based on arrangements made by or on behalf of the GP Conflicts Committee.  The Partnership has heretofore made available to Parent a correct and complete copy of the Partnership’s engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated by this Agreement and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor entered into in connection with the transactions contemplated by this Agreement.

Section 3.11.                               Absence of Certain Changes or Events.  Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

Section 3.12.                               No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article III, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article III.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except as disclosed in (a) the Parent SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Information Regarding Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent represents and warrants to the Partnership as follows:

Section 4.1.                                      Organization, Standing and Corporate Power.

(a)                                 Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b)                                 Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued (in accordance with the Organizational Documents of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

Section 4.2.                                      Capitalization.

(a)                                 The authorized equity interests of Parent consist of 2,819,462,927 shares of stock, of which 10,000,000 shares are preferred stock, par value $0.01 per share (the “Parent Preferred Stock”), and 2,809,462,927 shares are common stock, par value $0.01 per share (the “Parent Common Stock”), which are designated as set forth on Section 4.2 of the Parent Disclosure Schedule.  At the close of business on August 7, 2014, (i) 1,028,223,019 shares of Parent Class P Stock were issued and outstanding and no shares of Parent Class P Stock were held by Parent in its treasury, (ii) no shares of Parent Class A Stock were issued and outstanding and no shares of Parent Class A Stock were held by Parent in its treasury, (iii) no shares of Parent Class B Stock were issued and outstanding and no shares of Parent Class B Stock were held by Parent in its treasury, (iv) no shares of Parent Class C Stock were issued and outstanding and no shares of Parent Class C Stock were held by Parent in its treasury, (v) no shares of Parent Preferred Stock were issued or outstanding, (vi) 298,154,016 Parent Warrants were outstanding and 298,154,016 shares of Parent Class P Stock were reserved for issuance upon exercise of the Parent Warrants and (vii) 8,222,666 existing awards under employee benefit, stock option and dividend reinvestment and stock purchase plans were outstanding and 17,191,650 shares of Parent Class P Stock were reserved for issuance in connection therewith.  Except (A) as set forth above in this Section 4.2(a) or (B) as otherwise permitted by Section 5.2(b), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any voting securities or equity interests of Parent issued and outstanding or any subscriptions, options, restricted stock, equity appreciation rights, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character valued by reference to, or providing for the issuance of any voting securities or equity interests of Parent, including any representing the right to purchase or otherwise receive any of the foregoing.

(b)                                 None of Parent or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted stock, stock appreciation rights, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any limited partnership interests, shares of capital stock, voting securities or equity interests of Parent or any of its Subsidiaries. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any limited partnership interests, shares of capital stock, voting securities or equity interests (or any options, restricted stock, stock appreciation rights, warrants or other rights to acquire any limited partnership interests, shares of capital stock, voting securities or equity interests) of Parent or any of its Subsidiaries.

(c)                                  All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by Parent.  Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement.  Except for obligations and liabilities incurred in connection with its formation and the Merger and the other transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.3.                                      Authority; Noncontravention; Voting Requirements.

(a)                                 Each of Parent and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Parent Stockholder Approval in the case of Parent.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and by Parent of the KMP Merger Agreement and the KMR Merger Agreement, and the consummation of the transactions contemplated by this Agreement (including, in the case of Parent, the KMP Merger and the KMR Merger), have been duly authorized and approved by Merger Sub and Parent, as its sole member, and by the Board of Directors of Parent, and, except for obtaining the Parent Stockholder Approval in the case of Parent, no other entity action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement or the execution, delivery and performance by Parent of the KMP Merger Agreement, and the KMR Merger Agreement, and the consummation of the transactions contemplated by this Agreement (including, in the case of Parent, the KMP Merger and the KMR Merger).  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms.  Each of the KMP Merger Agreement and the KMR Merger Agreement has been duly executed and delivered by Parent and the applicable merger Subsidiary and, assuming due authorization, execution and delivery of by the other parties thereto constitutes a legal, valid and binding obligation of each of Parent and the applicable merger Subsidiary, enforceable against Parent in accordance with its terms.

(b)                                 Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the execution and delivery of the KMP Merger Agreement or the KMR Merger Agreement by Parent and the applicable merger Subsidiary, nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement (including, in the case of Parent, the KMP Merger and the KMR Merger), nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming the Parent Stockholder Approval is obtained, conflict with or violate any provision of the Parent’s certificate of incorporation and by-laws or any of the Organizational Documents of Parent’s material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Parent Stockholder Approval are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  (i) The affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the Parent Stockholder Meeting or any adjournment or postponement thereof to approve the Parent Stock Issuance (the “Parent Stock Issuance Approval”) and (ii) the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on the adoption of the Charter Amendment (the “Parent Charter Approval” and, collectively with the Parent Stock Issuance Approval, the “Parent Stockholder Approval”)) are the only votes of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance, adopt the Charter Amendment and approve and consummate the transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger).

(d)                                 The Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger) are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Charter Amendment and the Parent Stock Issuance and (iii) resolved to submit the Charter Amendment and the Parent Stock Issuance to a vote of Parent’s stockholders and recommend adoption of the Charter Amendment and approval of the Parent Stock Issuance.

Section 4.4.                                      Governmental Approvals.  Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing of the Registration Statement with the SEC, (ii) the filing of the Certificate of Merger and Charter Amendment with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, Antitrust Laws or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement (including, in the case of Parent, the KMP Merger and the KMR Merger), other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Parent Material Adverse Effect.

Section 4.5.                                      Parent SEC Documents; Undisclosed Liabilities.

(a)                                 Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”).  The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated subsidiaries, taken as a whole).

(c)                                  Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated subsidiaries (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement (including the transactions contemplated by the KMR Merger Agreement or the KMP Merger Agreement), neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6.                                      Absence of Certain Changes or Events.  Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

Section 4.7.                                      Legal Proceedings.  There are no Actions pending or threatened in writing by any Governmental Authority with respect to Parent or any of its Subsidiaries or Actions pending or threatened in writing against Parent or any of its Subsidiaries, or with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8.                                      Compliance With Laws; Permits.

(a)                                 Parent and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization, have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Parent and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority (“Permits”) necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (collectively, the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  No suspension or cancellation of any of the Parent Permits is pending or threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent and its Subsidiaries are not, and since December 31, 2011 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend, any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9.                                      Information Supplied.  Subject to the accuracy of the representations and warranties of the Partnership and the Partnership GP, set forth in Section 3.7, none of the information supplied (or to be supplied) in writing by or on behalf of Parent (including, for the avoidance of doubt, any information supplied (or to be supplied) in writing by Parent with respect to KMP, KMR, the KMP Merger or the KMR Merger, whether or not originally supplied to Parent by KMP, KMR or any other Person) specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, (c) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (d) the Parent Proxy Statement will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10.                               Tax Matters.  Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:  (i) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date in the Parent SEC Documents, (iii) there is no claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to Parent or any of its Subsidiaries, and (iv) Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

Section 4.11.                               Contracts.

(a)                                 Except for this Agreement or as filed or publicly furnished with the SEC prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each Contract that is described in this Section 4.11(a) being a “Parent Material Contract”).

(b)                                 Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on Parent and its Subsidiaries, as applicable, and is in full force and effect, (ii) Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Parent Material Contract, (iii) neither Parent nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract and (iv) as of the date of this Agreement no other party to any Parent Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

Section 4.12.                               Parent Benefit Plans.

(a)                                 Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Any Parent Benefit Plan

intended to be qualified under Section 401 of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked.  Except for such claims that would not have, individually or in the aggregate, a Parent Material Adverse Effect, no Action is pending or threatened in writing with respect to any Parent Benefit Plan other than claims for benefits in the ordinary course.  Except for liability which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent does not have compensation or benefits liability solely by reason of its affiliation with an ERISA Affiliate other than Parent and its Subsidiaries.

(b)                                 For purposes of this Agreement, “Parent Benefit Plans” means any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any other plans, programs, policies, agreements or other arrangements providing for cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination or other employee benefits sponsored or maintained by Parent.

Section 4.13.                               Environmental Matters.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Parent Permits required to be obtained pursuant to Environmental Laws (“Environmental Permits”); (ii) all Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (iii) no suspension or cancellation of any Environmental Permit is pending or threatened in writing; (iv) there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries or any other Person in any manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; (v) there are no Actions pending or threatened in writing against Parent or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Parent or any of its Subsidiaries alleging noncompliance with, or liability under, any Environmental Law; and (vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries.

Section 4.14.                               Property.

(a)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)).  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material

Adverse Effect, all leases under which Parent or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against Parent or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by Parent or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or the counterparties thereto.

(b)                                 Parent and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are sufficient to conduct their businesses in all respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Parent Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 4.15.                               Intellectual Property.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Parent Intellectual Property”) used in their respective businesses as currently conducted.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by Parent or any of its Subsidiaries of such Person’s intellectual property, (ii) the conduct of the business of Parent and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (iii) neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Parent Intellectual Property, and (iv) no Person is infringing or misappropriating any Parent Intellectual Property.

Section 4.16.                               Opinion of Parent Financial Advisor.  The Board of Directors of Parent has received the opinion of Barclays Capital Inc. (the “Parent Financial Advisor”) to the effect that, as of the date of such opinion and subject to the qualifications, limitations and assumptions set forth therein, the Transactions Consideration to be paid in the aggregate by Parent in the Transactions is fair, from a financial point of view, to Parent (the “Parent Fairness Opinion” ).

Section 4.17.                               Brokers and Other Advisors.  Except for the Parent Financial Advisors, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (other than the Partnership).

Section 4.18.                               Financing.  At the Effective Time, Parent and Merger Sub will have available to them all funds necessary to consummate the Merger, the KMP Merger and the KMR Merger and to pay all cash amounts required to be paid in connection with the Merger, the KMP Merger and the KMR Merger.

Section 4.19.                               Merger Agreements.  Parent has heretofore provided to the Partnership a correct and complete copy of the KMP Merger Agreement and the KMR Merger Agreement.

Section 4.20.                               Ownership of Common Units.  Parent and its Subsidiaries (other than KMP, its general partner and KMR and their respective Subsidiaries), taken together, are the beneficial owners of 93,380,734 Common Units, which represent all Common Units held of record or beneficially by Parent or any of its Subsidiaries as of the date hereof, and the record date for determining Limited Partners entitled to vote at the Partnership Unitholder Meeting.

Section 4.21.                               No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article IV, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to Parent and Merger Sub or with respect to any other information provided to the Partnership in connection with the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the Partnership GP or any other Person resulting from the distribution to the Partnership (including their Representatives), or the Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership and the Partnership GP in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

ARTICLE V

Additional Covenants and Agreements

Section 5.1.                                      Preparation of the Registration Statement, the Proxy Statements and the Schedule 13E-3; Equityholder Meeting.

(a)                                 As soon as practicable following the date of this Agreement, the Partnership and Parent shall jointly prepare and file with the SEC the Partnership Proxy Statement and the Partnership and Parent shall prepare and Parent shall file with the SEC the Registration Statement, in which the Partnership Proxy Statement will be included as a prospectus, the Schedule 13E-3 and the Parent Proxy Statement.  Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this

Agreement (including the KMP Merger and the KMR Merger).  Each of the Partnership and Parent shall use its reasonable best efforts to cause the Partnership Proxy Statement to be mailed to the Limited Partners and the Parent Proxy Statement to be mailed to the stockholders of Parent as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  No filing of, or amendment or supplement to, including by incorporation by reference, the Registration Statement, the Proxy Statements or the Schedule 13E-3 will be made by any party without providing the other party a reasonable opportunity to review and comment thereon.  If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Registration Statement, either of the Proxy Statements or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Limited Partners and the stockholders of Parent.  The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to either of the Proxy Statements, the Registration Statement or the Schedule 13E-3 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to either of the Proxy Statements, the Registration Statement, the Schedule 13E-3 or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

(b)                                 Subject to Section 5.1(e), the Partnership shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its Limited Partners (the “Partnership Unitholder Meeting”) for the purpose of obtaining the Partnership Unitholder Approval.  Subject to Section 5.3, the Partnership shall, through the GP Board and the GP Conflicts Committee, recommend to its Limited Partners approval of this Agreement (collectively, the “Partnership Board Recommendation”) and use reasonable best efforts to obtain from its Limited Partners the Partnership Unitholder Approval.  The Partnership Proxy Statement shall include a copy of the Partnership Fairness Opinion and, subject to Section 5.3, the Partnership Board Recommendation.  Without limiting the generality of the foregoing, but subject to Section 5.3, the Partnership’s obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Partnership of any Alternative Proposal or (ii) the withdrawal or modification by the GP Conflicts Committee of the Partnership Board Recommendation or the GP Conflicts Committee or the GP Board’s approval of this Agreement or the transactions contemplated by this Agreement.  Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the GP Board or the GP Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Unitholders of the Partnership prior to the Partnership Unitholder Meeting, and (iv) if the Partnership has delivered any notice contemplated by Section 5.3(d) and the time periods contemplated by Section 5.3(d) have not expired.

(c)                                  Subject to Section 5.1(e), Parent shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Parent Stockholder Meeting”) for the purpose of obtaining the Parent Stockholder Approval.  Subject to Section 5.1(d), Parent shall, through its Board of Directors recommend to its stockholders approval of the Parent Stock Issuance and adoption of the Charter Amendment (the “Parent Board Recommendation”) and shall not (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Partnership, such recommendation or (ii) fail to include such Parent Board Recommendation in the Parent Proxy Statement (any such action being referred to herein as a “Parent Adverse Recommendation Change”).  The Parent Proxy Statement shall include a copy of the Parent Fairness Opinion and, subject to Section 5.1(d), the Parent Board Recommendation.  Subject to Section 5.1(d), Parent shall use reasonable best efforts to obtain from its stockholders the Parent Stockholder Approval.  Without limiting the generality of the foregoing, the obligations of Parent set forth in the first sentence of this Section 5.1(c) shall not be affected by the withdrawal or modification by the Parent’s Board of Directors of the Parent Board Recommendation or the Parent’s Board of Directors’ approval of this Agreement or the transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger).  Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of quorum, (iii) if the Parent has delivered any notice contemplated by Section 5.1(d) and the time periods contemplated by Section 5.1(d) have not expired and (iv) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of Parent prior to the Parent Stockholder Meeting.

(d)                                 Notwithstanding anything to the contrary in this Agreement to the contrary, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance with the provisions of this Section 5.1(d), the Board of Directors of Parent may, if the Board of Directors of Parent determines in good faith (after consultation with the Parent’s financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law, make a Parent Adverse Recommendation Change; provided, however, that the Board of Directors of Parent may not effect a Parent Adverse Recommendation Change pursuant to the foregoing unless:

(i)                                     Parent has provided prior written notice to the Partnership specifying in reasonable detail the reasons for such action at least three (3) days in advance of its intention to take such action with respect to a Parent Adverse Recommendation Change, unless at the time such notice is required to be given there are less than three (3) days prior to the Parent Unitholder Meeting, in which case the Parent shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Parent Notice Period”);

(ii)                                  Parent is not in material breach of its obligations under this Section 5.1; and

(iii)                               during the Parent Notice Period the Parent Board of Directors has negotiated, and has used reasonable best efforts to cause its financial advisor and outside legal counsel to negotiate, with the Partnership in good faith (to the extent the Partnership desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change would not be inconsistent with its fiduciary duties to stockholders under applicable Law.

(e)                                  The parties shall use their reasonable best efforts to hold the Partnership Unitholder Meeting and the Parent Stockholder Meeting on the same day. Parent shall use its reasonable best efforts to cause the KMR Shareholder Meeting and the KMP Unitholder Meeting to also be held on the same day as the Parent Stockholder Meeting.

(f)                                   Unless this Agreement is validly terminated in accordance with Article VII, the Partnership shall submit this Agreement to its Limited Partners for approval at the Partnership Unitholder Meeting even if the GP Board or the GP Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.  Unless this Agreement is validly terminated in accordance with Article VII, Parent shall submit the Parent Stock Issuance and adoption of the Charter Amendment for approval at the Parent Stockholder Meeting even if the Board of Directors of Parent shall have effected a Parent Adverse Recommendation Change.

Section 5.2.                                      Conduct of Business.

(a)                                 Except (i) as provided in this Agreement, (ii) as set forth in the Partnership Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership GP and the Partnership shall, and shall cause each of their respective Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice.  Except (i) as provided in this Agreement, (ii) as required by applicable Law, or (iii) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall not cause any of the Partnership GP, the Partnership or their respective Subsidiaries to conduct their respective business other than in the ordinary course of business consistent with past practice, and shall not take any action to cause and shall not permit the Partnership GP to take any action to cause:

(i)                                     the amendment of the Partnership Agreement or the Partnership GP LLC Agreement, in each case, to the extent that any such amendment would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger) or such amendment would adversely impact the Partnership Unaffiliated Unitholders in any material respect; or

(ii)                                  the issuance of any Partnership Interest to Parent or any Affiliate of Parent, including in accordance with any reset of the Incentive Distribution Rights in accordance with Section 5.11 of the Partnership Agreement.

(b)                                 Except (i) as provided in this Agreement, the KMP Merger Agreement or the KMR Merger Agreement, (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except (i) as provided in this Agreement, the KMP Merger Agreement or the KMR Merger Agreement, (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(i)                                     (A) amend Parent’s certificate of incorporation or bylaws in any manner that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger) or have an adverse effect on the value of the Merger Consideration to be received by the Partnership Unitholders in the Merger; provided that the Charter Amendment shall in no way be restricted by the foregoing, or (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time;

(ii)                                  other than transactions exclusively between wholly owned Subsidiaries of Parent or in connection with the transactions contemplated by Section 1.2 of the Parent Disclosure Schedule, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger) or have an adverse effect on the value of the Merger Consideration to be received by the Partnership Unitholders in the Merger;

(iii)                               agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the

Merger or the other transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger); or

(iv)                              acquire, agree to acquire or make any proposal or offer to acquire, beneficially or of record, any Partnership Interest or the right to direct the voting of any Partnership Interest, or any rights or options to acquire any Partnership Interest.

Section 5.3.                                      No Solicitation by the Partnership; Etc.

(a)                                 The Partnership GP and the Partnership shall, and shall cause their respective Subsidiaries and the foregoing shall use their commercially reasonable best efforts to cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal, and immediately prohibit any access by any Person (other than Parent and its Representatives) to any confidential information relating to a possible Alternative Proposal.  Except as permitted by this Section 5.3, the Partnership and the Partnership GP shall not, and shall cause their respective Subsidiaries and the foregoing shall use their commercially reasonable best efforts to cause their respective Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an Alternative Proposal, (ii) except for a confidentiality agreement permitted pursuant to Section 5.3(b), enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an Alternative Proposal (an “Acquisition Agreement”) or (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Alternative Proposal (the taking of any action described in clause (iii) being referred to as a “Partnership Adverse Recommendation Change”).  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership’s or the Partnership GP’s Subsidiaries, or the Partnership’s or the Partnership GP’s Representatives, other than any violation caused by or at the direction of Parent or any Representative of Parent or any of its Subsidiaries (including any Representative of Parent that is also a Representative of the Partnership, the Partnership GP or any of their respective Subsidiaries), shall be deemed to be a breach of this Section 5.3 by the Partnership.

(b)                                 Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the Partnership Unitholder Approval, (i) the Partnership has received a written Alternative Proposal that the GP Board believes is bona fide, (ii) the GP Board, after consultation with its financial advisor and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and (iii) such Alternative Proposal did not result from a material breach of this Section 5.3, then the Partnership and the Partnership GP may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to the Partnership and its Subsidiaries to the Person

making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that (x) the Partnership and the Partnership GP and their respective Subsidiaries will not, and will use reasonable best efforts to cause their respective Representatives not to, disclose any non-public information to such Person unless the Partnership has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive in the aggregate to such Person than the provisions of the Confidentiality Agreement are to Parent and (y) the Partnership and the Partnership GP will provide to Parent non-public information with respect to the Partnership and its Subsidiaries that was not previously provided or made available to Parent prior to or substantially concurrent with providing or making available such non-public information to such other Person.

(c)                                  In addition to the other obligations of the Partnership and the Partnership GP set forth in this Section 5.3, the Partnership and the Partnership GP shall promptly advise Parent, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with, the Partnership or the Partnership GP in respect of any Alternative Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, or inquiry and the terms and conditions of any proposals or offers or the nature of any inquiries (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership and the Partnership GP shall promptly, and in any event within twenty-four (24) hours provide Parent with copies of any additional written materials received by the Partnership or the Partnership GP or that the Partnership or the Partnership GP has delivered to any third party making an Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d)                                 Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance in all material respects with this Section 5.3(d), the GP Board or the GP Conflicts Committee may make a Partnership Adverse Recommendation Change if the GP Board or the GP Conflicts Committee, as applicable, determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the best interests of the Partnership; provided, however, that neither the GP Board nor the GP Conflicts Committee may effect a Partnership Adverse Recommendation Change pursuant to the foregoing unless:

(i)                                     The GP Board or the GP Conflicts Committee, as applicable, has provided prior written notice to Parent specifying in reasonable detail the reasons for such action, including, if a reason for the Partnership Adverse Recommendation Change is an Alternative Proposal, a description of the material terms of such Alternative Proposal, at least three (3) days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless (A) at the time such notice is otherwise required to be given there are less than three (3) days prior to the Partnership Unitholder Meeting, in which case the GP Board or the GP Conflicts Committee, as applicable, shall provide as much notice as is reasonably practicable (it being understood and agreed that any material amendment to the terms of an Alternative Proposal, if applicable, shall require a new notice pursuant to this Section 5.3(d) and a new Partnership Notice Period, except that such new Partnership Notice Period in connection with any material amendment shall be for one (1) business day from the time Parent receives such notice (as opposed to three (3) days) or (B) if a reason for the Partnership Adverse Recommendation Change is any amendment or supplement to this Agreement agreed to, or any determination, decision, approval or consent required by this Agreement made or granted by, or any waiver or extension under this Agreement granted by, the GP Board, in each case without the prior recommendation of the GP Conflicts Committee in accordance with Section 8.2 or Section 8.3, as applicable, in which case the GP Conflicts Committee shall be required to provide one (1) day notice (the period inclusive of all such days, the “Partnership Notice Period”); and

(ii)                                  during the Partnership Notice Period, the GP Conflicts Committee or the GP Board, as applicable, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with the best interests of the Partnership.

(e)                                  Any Partnership Adverse Recommendation Change effected by the GP Conflicts Committee shall invalidate and rescind any prior “Special Approval” (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated by this Agreement.

(f)                                   For purposes of this Agreement:

(i)                                     “Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Partnership and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the Partnership’s consolidated assets or to which twenty-five percent (25%) or more of the Partnership’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of any outstanding class of equity securities of the Partnership, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of any outstanding class of equity securities of the Partnership or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the Partnership’s consolidated assets or outstanding equity interests; in each case, other than the transactions contemplated by this Agreement.

(ii)                                  “Superior Proposal” means a bona fide written offer, obtained after the date of this Agreement and not in material breach of this Section 5.3, to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of the Partnership or assets of the Partnership and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the GP Board determines in its good faith to be more favorable to the Partnership than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by Parent in writing.

(g)                                  Nothing contained in this Agreement shall prevent the Partnership or the GP Conflicts Committee or the GP Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal if the GP Conflicts Committee determines in good faith (after consultation with outside legal counsel) that its failure to do so would be inconsistent with the best interests of the Partnership or applicable Law; provided that any Partnership Adverse Recommendation Change may only be made in accordance with Section 5.3(d).  For the avoidance of doubt, a public statement that describes the Partnership’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Recommendation Change.

Section 5.4.                                      Reasonable Best Efforts.

(a)                                 Subject to the terms and conditions of this Agreement (and, in the case of Parent and its Subsidiaries, the terms and conditions of the KMP Merger Agreement and the KMR Merger Agreement), Parent, on the one hand, and each of the Partnership and the Partnership GP, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use (it being understood that with respect to KMP, its general partner and KMR and their respective Subsidiaries, Parent’s obligations shall only apply to the extent such obligation is appropriate under the Organizational Documents of KMP, its general partner and KMR and their respective Subsidiaries) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of Parent until the Effective Time or the termination of this Agreement, (A) voting or causing to be voted all Common Units beneficially owned by Parent and such Subsidiaries and controlled Affiliates in favor of the Merger at the Partnership Unitholder Meeting unless there is a Partnership Adverse Recommendation Change, (B) voting or causing to be voted all voting securities beneficially owned by Parent and such Subsidiaries and controlled Affiliates in KMP in favor of the KMP Merger at the KMP Unitholder Meeting and (C) voting or causing to be voted to the extent permitted under the Organizational Documents of KMR, all voting securities beneficially owned by Parent and such Subsidiaries and its controlled Affiliates in KMR in favor of the KMR Merger at the KMR Shareholder Meeting, and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable and advisable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement.  For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(b)                                 In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and advisable and in any event within fifteen (15) business days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date); and (ii) the Partnership, the Partnership GP and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated by this Agreement and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated by this Agreement, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

(c)                                  Except as expressly prohibited in this Agreement, Parent shall be permitted to perform its obligations and exercise its rights under the KMP Merger Agreement and the KMR Merger Agreement, and no such performance or exercise shall constitute a breach or violation of any of the provisions of this Agreement; provided, however, that any such performance or exercise may constitute a breach of a provision of this Agreement to the extent such provision of this Agreement prohibits Parent from taking any action or requires Parent to take any action, and such performance or exercise results in a breach of such obligation contained in such provision of this Agreement.

Section 5.5.                                      Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership.  Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that the Partnership shall not be required by this Section 5.5 to consult with any other party with respect to a public announcement in connection with the receipt and existence of an Alternative Proposal that the GP Board believes in good faith is bona fide and matters related thereto or a Partnership Adverse Recommendation Change but nothing in this proviso shall limit any obligation of the GP Board or the GP Conflicts Committee under Section 5.3(d) to negotiate with Parent in good faith; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 5.5.

Section 5.6.                                      Access to Information; Confidentiality.  Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives.  Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of July 20, 2014, between Parent and the Partnership (as it may be amended from time to time, the “Confidentiality Agreement”), each party and its Representatives shall hold information received from the other party pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreements.

Section 5.7.                                      Indemnification and Insurance.

(a)                                 For purposes of this Section 5.7, (i) “Indemnified Person” shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries or the Partnership GP and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership or the Partnership GP or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators and (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b)                                 From and after the Effective Time, solely to the extent that the Partnership or the Partnership GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person immediately prior to the Effective Time, Parent and the Surviving Entity jointly and severally agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any Proceeding, and provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the Partnership GP immediately prior to the Effective Time and ensure that the Organizational Documents of the Partnership and the Partnership GP shall, for a period of six (6) years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership and the Partnership GP than are presently set forth in such Organizational Documents.  Any right of an Indemnified Person pursuant to this Section 5.7(b) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and representatives against Parent and the Partnership GP and their respective successors and assigns.

(c)                                  Parent shall cause the Partnership GP to, and the Partnership GP shall, maintain in effect for six (6) years from the Effective Time the Partnership GP’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Partnership GP may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Partnership GP be required to expend pursuant to this Section 5.7(c) more than an amount per year equal to 300% of current annual premiums paid by the Partnership GP for such insurance (the “Maximum Amount”).  In the event that, but for the proviso to the immediately preceding sentence, the Partnership GP would be required to expend more than the Maximum Amount, the Partnership GP shall obtain the maximum amount of such insurance as is available for the Maximum Amount.  If the Partnership GP in its sole discretion elects, then, in lieu of the obligations of Parent under this Section 5.7(c), the Partnership GP may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that in no event shall the cost of such policy exceed six (6) times the Maximum Amount.

(d)                                 The rights of any Indemnified Person under this Section 5.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership and the Partnership GP, any indemnification agreements, or the DLLCA and DRULPA.  The provisions of this Section 5.7 shall survive the consummation of the transactions contemplated by this Agreement for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.7 are asserted or made within such six (6)-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or the Partnership GP, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Partnership GP shall assume the obligations of Parent and the Partnership GP set forth in this Section 5.7.

Section 5.8.                                      Securityholder Litigation.  The Partnership and Partnership GP shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership and the Partnership GP and/or their directors (as applicable) relating to the transactions contemplated by this Agreement, provided that the Partnership and the Partnership GP shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 5.9.                                      Fees and Expenses.  All fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses.

Section 5.10.                               Section 16 Matters.  Prior to the Effective Time, Parent and the Partnership shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Class P Stock (including derivative securities with respect to Parent Class P Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11.                               Listing.  Parent shall cause the Parent Class P Stock to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

Section 5.12.                               Dividends and Distributions.  After the date of this Agreement until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Class P Stock and Partnership Interests and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Partnership Interests shall not receive, for any quarter, distributions both in respect of Partnership Interests and also dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Partnership Interests or (ii) only dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger.

Section 5.13.                               Coordination of Transactions.  At the Closing, each of Parent and the Partnership shall coordinate the consummation of the transactions contemplated by this Agreement such that the transactions contemplated by this Agreement (including the KMR Merger Agreement and the KMP Merger Agreement) shall be consummated in the manner and sequence set forth on Section 1.2 of the Parent Disclosure Schedule.

Section 5.14.                               Notification of Certain Matters Regarding the KMP Merger and the KMR Merger.  Parent shall give prompt notice to the other parties hereto of (a) any fact, event or circumstance known to it that is reasonably likely to, individually or taken together with all other facts, events and circumstances known to it, (i) cause or result in any condition to the closing of either the KMP Merger or KMR Merger to not be satisfied by the Outside Date or (ii) materially delay or impede the consummation of either the KMP Merger or the KMR Merger or (b) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to materially delay or impede the consummation of either the KMP Merger or the KMR Merger.

Section 5.15.                               GP Conflicts Committee.  Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Partnership GP to, without the consent of a majority of the then existing members of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any director of the Partnership GP that is a member of the GP Conflicts Committee either as a director or as a member of such committee.  For the avoidance of doubt, this Section 5.145 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 5.16.                               Amendments to KMP Merger Agreement and KMR Merger Agreement.  At any time prior to the Effective Time, Parent may not, without the prior written consent of the GP Board, amend, modify or terminate any provision of or grant any waiver or extension under the KMP Merger Agreement or the KMR Merger, in each case, in a manner which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the Partnership Unitholders in the Merger; provided, however, that following approval of the Merger and the other transactions contemplated hereunder by the Limited Partners or the stockholders of Parent, there shall be no amendment or change to the provisions of the KMP Merger Agreement or the KMR Merger Agreement which by Law or stock exchange rule would require further approval by the Limited Partners or the stockholders of Parent without such approval.

Section 5.17.                               Performance by Partnership GP.  The Partnership GP shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement.  Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and the Partnership GP and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent or its Subsidiaries of any of the provisions of this Agreement unless such action or inaction was or was not taken at the direction of or on the recommendation of, or with respect to the Partnership and the Partnership GP and their respective Subsidiaries and subject to Section 5.2(b), with the consent of, Parent.

Section 5.18.                               Performance by Parent.  Subject to the terms of the KMP Agreement and the KMR Agreement, Parent shall cause its Subsidiaries to comply with the provisions of this Agreement (it being understood that with respect to KMP and its general partner and KMR and their respective Subsidiaries, Parent’s obligations shall only apply to the extent such obligation is appropriate under the Organizational Documents of KMP and its general partner and KMR.).

Section 5.19.                               Cooperation with Financing.  From and after the date of this Agreement, the Partnership shall, and the Partnership shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their representatives (including their auditors) to, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Partnership and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt financing, any repayment or refinancing of debt contemplated by this Agreement or required in connection with the Merger and the other transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Merger; it being understood that the arrangement of any bank debt financing or any capital markets debt financing or the repayment or refinancing of any debt shall not be a condition to Parent’s or Merger Sub’s obligations to effect the Merger.  Parent shall indemnify and hold harmless the Partnership GP, the Partnership and their respective Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such bank debt financing or any capital markets debt financing.

Section 5.20.                               Tax Treatment.  For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the Merger (i) with respect to the holders of Common Units (other than Common Units held by Parent and its Subsidiaries immediately prior to the Effective Time), as a taxable sale of such Common Units to Parent and (ii) with respect to Parent, as a purchase of Common Units (other than Common Units held by Parent and its Subsidiaries immediately prior to the Effective Time) from the holders of such units.  The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

ARTICLE VI

Conditions Precedent

Section 6.1.                                      Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Partnership Unitholder Approval.  The Partnership Unitholder Approval shall have been obtained in accordance with applicable Law, the certificate of limited partnership of the Partnership and the Partnership Agreement.

(b)                                 Parent Stockholder Approval.  The Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and by-laws of Parent.

(c)                                  Regulatory Approval.  Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(d)                                 No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(e)                                  Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f)                                   Stock Exchange Listing.  The Parent Class P Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(g)                                  Consummation of KMP and KMR Transactions.  All of the conditions set forth in the KMR Merger Agreement and the KMP Merger Agreement shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMR Merger Agreement and the KMP Merger Agreement, as applicable, and (y) the conditions in Section 6.1(f) of the KMR Merger Agreement and Section 6.1(g) of the KMP Merger Agreement) and the parties thereto shall be ready, willing and able to consummate the KMR Merger and the KMP Merger and the KMR Merger and the KMP Merger shall be consummated substantially concurrently with the Merger, in the order set forth on Section 1.2 of the Parent Disclosure Schedule.

Section 6.2.                                      Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of the Partnership and the Partnership GP contained in Section 3.3. (a), Section 3.3(c) and Section 3.11 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the Partnership GP contained in Section 3.2. (a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership and the Partnership GP set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Partnership by an executive officer of the Partnership GP to such effect.

(b)                                 Performance of Obligations of the Partnership and Partnership GP. The Partnership and the Partnership GP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

Section 6.3.                                      Conditions to Obligation of the Partnership to Effect the Merger.  The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Parent contained in Section 4.3(a), Section 4.3(c) and Section 4.6 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)                                 Performance of Obligations of the Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 6.4.                                      Frustration of Closing Conditions.

(a)                                 Neither the Partnership nor the Partnership GP may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by either of such parties’ failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement.

(b)                                 Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by either of such parties’ failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement.

ARTICLE VII

Termination

Section 7.1.                                      Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a)                                 by the mutual written consent of the Partnership and Parent duly authorized by Parent’s Boards of Directors and the GP Conflicts Committee.

(b)                                 by either of the Partnership or Parent:

(i)                                     if the Closing shall not have been consummated on or before 5:00 p.m. Houston, Texas time on May 11, 2015 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (x) to the Partnership or Parent if the inability to satisfy such condition was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement or (y) to the Partnership or Parent if in the case of Parent, the Partnership or the Partnership GP, and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

(ii)                                  if any Restraint having the effect set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement;

(iii)                               if the Partnership Unitholder Meeting shall have concluded and the Partnership Unitholder Approval shall not have been obtained;

(iv)                              if the Parent Stockholder Meeting shall have concluded and the Parent Stockholder Approval shall not have been obtained; or

(v)                                 if either the KMP Merger Agreement or the KMR Merger Agreement shall have been terminated in accordance with its terms.

(c)                                  by Parent:

(i)                                     if a Partnership Adverse Recommendation Change shall have occurred; or

(ii)                                  if the Partnership or the Partnership GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the Partnership GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the Partnership GP within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d)                                 by the Partnership:

(i)                                     if a Parent Adverse Recommendation Change shall have occurred; or

(ii)                                  if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Partnership of such breach or failure; provided that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if the Partnership or the Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 7.2.                                      Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in the last sentence of Section 5.6, Section 5.9, the last sentence of Section 5.19 and Section 7.2 and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any of Parent, Merger Sub or the Partnership and the Partnership GP or their respective directors, officers and Affiliates, except that (i) Parent may have liability as provided in the last sentence of Section 5.19 and (ii) nothing shall relieve any party hereto from any liability for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or any party from liability for fraud or a willful breach of any covenant or other agreement contained in this Agreement; provided, however that it no event shall the Partnership GP or the Partnership have any liability for any matter set forth in the preceding clause (ii) for any action taken or omitted to be taken (A) by the Partnership GP, the Partnership or any of their respective Subsidiaries, or any of their respective Representatives at the direction of the Parent or any of its Subsidiaries, or any of their respective Representatives or (B) by any Representative of the Partnership, the Partnership GP, or any of their respective Subsidiaries that is also a Representative of the Parent or any of its Subsidiaries (unless, in the case of clause (B), such Representative was acting at the direction of the GP Board).

ARTICLE VIII

Miscellaneous

Section 8.1.                                      No Survival, Etc.  Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and the last sentence of Section 5.6 and Section 5.9 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 8.2.                                      Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval and the Parent Stockholder Approval, by written agreement of the parties hereto, by action taken or authorized by Parent’s Board of Directors and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts Committee for its consideration, and permitted the GP Conflicts Committee not less than two (2) business days to make a recommendation to the GP Board with respect thereto (for the avoidance of doubt, the GP Board shall in no way be obligated to follow the recommendation of the GP Conflicts Committee and the GP Board shall be permitted to take action following the expiration of such two (2) business day period); provided, further, that following receipt of the Partnership Unitholder Approval or the Parent Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement which by Law or stock exchange rule would require further approval by the Limited Partners or the stockholders of Parent, as applicable, without such approval.  Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership or Partnership GP is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts Committee for its consideration, and permitted the GP Conflicts Committee not less than two (2) business days to make a recommendation to the GP Board with respect thereto.

Section 8.3.                                      Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that, prior to the Partnership Unitholder Approval, the GP Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts Committee for its consideration, and permitted the GP Conflicts Committee not less than two (2) business days to make a recommendation to the GP Board with respect thereto (for the avoidance of doubt, the GP Board shall in no way be obligated to follow the recommendation of the GP Conflicts Committee and the GP Board shall be permitted to take action following the expiration of such two (2) business day period) and, following the Partnership Unitholder Approval, the GP Board may not take or authorize any such action without the prior written consent of the GP Conflicts Committee.  Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4.                                      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5.                                      Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.6.                                      Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Confidentiality Agreement, the Partnership Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.7 and Section 8.13 and (ii) the right of the holders of Common Units to receive the Merger Consideration after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred).  Notwithstanding anything to the contrary in this Agreement, Section 8.7 and Section 8.13 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger.

Section 8.7.                                      Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)                                 Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); provided that, notwithstanding the foregoing, each of the parties hereto irrevocably consents and agrees that any legal action or proceeding arising out of or in connection with any debt financing in connection with the Merger shall be brought only in the Supreme Court of the State of New York, County of New York, Borough of Manhattan, or, if under applicable laws exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)                                  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.8.                                      Specific Performance.

(a)                                 The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.9.                                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.9 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.9; or (c) when delivered by an courier (with confirmation of delivery); in each case to the party to be notified at the following address:

If to Parent or Merger Sub, to:

c/o Kinder Morgan, Inc.

1001 Louisiana Street, Suite 1000

Houston, Texas 77002

Attention: David R. DeVeau

Facsimile: (713)-495-2977
Email: david_deveau@kindermorgan.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello

Facsimile:  (212) 310-8007
Email: michael.aiello@weil.com

and

Bracewell & Giuliani LLP

711 Louisiana Street

Suite 2300, Pennzoil Place - South Tower

Houston, Texas  77002

Attention:  Gary W. Orloff

Facsimile: (713) 221-2166
Email: gary.orloff@bgllp.com

If to the Partnership or the Partnership GP, to:

El Paso Pipeline Partners, L.P.

1001 Louisiana Street, Suite 1000

Houston, Texas 77002

Attention: Conflicts Committee

Facsimile: (713)-495-2977

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston, Texas 77002

Attention: Michael Rosenwasser and Keith Fullenweider

Facsimile: (917) 849-5318 and (713) 615-5085
Email: mrosenwasser@velaw.com and kfullenweider@velaw.com

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until 9:00 AM on the next succeeding business day in the place of receipt.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.10.                               Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 8.11.                               Definitions.

(a)                                 As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Action” shall mean any complaint, lawsuit, action, suit, demand, claim (including claim of a violation of Law), audit, investigation, or other proceeding at law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal, whether civil, criminal, administrative, investigative or otherwise.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for the purposes of this Agreement, the Partnership and its Subsidiaries shall not be considered Affiliates of the Parent or any Parent’s other Affiliates, nor shall any such Persons be considered Affiliates of the Partnership or any of its Subsidiaries.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or workplace health or occupational safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“ERISA Affiliate”  means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same

“controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment,  natural resources, or workplace health or occupational safety, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“Incentive Distribution Rights” has the meaning set forth in the Partnership Agreement.

“KMP Merger “ means the merger of P Merger Sub LLC with and into KMR, as provided in the KMR Merger Agreement.

“KMP Merger Agreement” means the Agreement and Plan of Merger, dated August 9, 2014, among Parent, KMP, KMR and P Merger Sub LLC, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

“KMP Unitholder Meeting” means the meeting of the limited partners of KMP for the purposes of obtaining approval of the KMP Merger Agreement by the limited partners of KMP.

“KMR Merger “ means the merger of R Merger Sub LLC with and into KMR, as provided in the KMR Merger Agreement.

“KMR Merger Agreement” means the Agreement and Plan of Merger, dated August 9,2014, among Parent, KMR and R Merger Sub LLC, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

“KMR Shareholder Meeting” means the meeting of the holders of listed shares of KMR for the purposes of obtaining approval of the KMR Merger Agreement by the holders of listed shares of KMR.

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Long-Term Incentive Plan” means the long term incentive plan of Partnership GP.

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect:  (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of the representations and warranties made by the applicable parties in Section 3.3(b) and Section 4.3(b) and the satisfaction of the closing conditions set forth in Article VI with respect to such representations and warranties, the performance of this Agreement; (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced or threatened by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries (or in the case of Parent, the Partnership) (on their own or on behalf of such Person or any of its Subsidiaries or in the case of Parent, the Partnership) arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

“NYSE” means the New York Stock Exchange.

“Outstanding” has the meaning set forth in the Partnership Agreement.

“Parent Warrants” means the warrants to purchase Parent Class P Stock issued pursuant to that certain Warrant Agreement, dated as of May 25, 2012, by and among Parent, Computershare Inc. and Computershare Trust Company, N.A.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended or supplemented from time to time.

“Partnership GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Partnership GP.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Material Contract” means any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Partnership or any of its Subsidiaries.

“Partnership Unaffiliated Unitholders” means holders of Common Units other than the Partnership GP and its Affiliates (including, solely for the purposes of this definition, the Partnership and its Subsidiaries).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party; provided, however, when used with respect to Parent, the term “Subsidiary” shall not include the Partnership and its Subsidiaries, nor shall it include Plantation Services, LLC, Plantation Pipe Line Company and Bighorn Gas Gathering, L.L.C.

“Transactions”  means the Merger, the KMP Merger and the KMR Merger.

“Transactions Consideration”  means, collectively, the aggregate Merger Consideration, the aggregate Merger Consideration (as defined in the KMP Merger Agreement) and the aggregate Merger Consideration (as defined in the KMR Merger Agreement).

“Unit” has the meaning set forth in the Partnership Agreement.

The following terms are defined on the page of this Agreement set forth after such term below:

Acquisition Agreement	32	ERISA Affiliate	51
Action	51	Excess Shares	8
Affiliate	51	Exchange Act	14
Aggregate Mixed Consideration Cash Amount	4	Exchange Agent	5
Agreement	1	Exchange Fund	5
Alternative Proposal	34	Exchange Ratio	4
Antitrust Laws	36	Fractional Share Proceeds	8
Available Cash Election Amount	4	GAAP	52
Balance Sheet Date	15	Governmental Authority	52
Book-Entry Units	5	GP Board	1
business day	51	GP Conflicts Committee	1
Cash Election	3	Hazardous Substance	52
Cash Election Amount	3	HSR Act	52
Cash Election Unit	3	Incentive Distribution Rights	52
Cash Fraction	4	Indemnified Person	37
Certificate	5	KMP	1
Certificate of Merger	2	KMP Merger	52
Charter Amendment	3	KMP Merger Agreement	52
Closing	2	KMP Unitholder Meeting	52
Closing Date	2	KMR	1
Code	8	KMR Merger	52
Common Unit	51	KMR Merger Agreement	52
Company Class B Units	12	KMR Shareholder Meeting	52
Confidentiality Agreement	37	Law	15
Contract	13	Laws	15
DGCL	51	Liens	12
DLLCA	51	Limited Partner	52
DRULPA	51	Long-Term Incentive Plan	52
Effective Time	2	Mailing Date	9
Election Deadline	9	Material Adverse Effect	53
Election Form	9	Maximum Amount	38
Election Form Record Date	9	Merger	2
Election Period	9	Merger Consideration	3
Environmental Law	51	Merger Sub	1
Environmental Permits	25	Mixed Consideration Election Unit	3
		Mixed Election	3

No Election Unit	9	Partnership Material Contract	54
NYSE	53	Partnership Notice Period	34
Organizational Documents	11	Partnership Proxy Statement	14
Outside Date	44	Partnership SEC Documents	14
Outstanding	53	Partnership Subordinated Units	12
Parent	1	Partnership Unaffiliated Unitholders	54
Parent Adverse Recommendation Change	29	Partnership Unitholder Approval	13
Parent Benefit Plans	25	Partnership Unitholder Meeting	28
Parent Board Recommendation	29	Per Unit Cash Election Consideration	3
Parent Charter Approval	20	Per Unit Mixed Consideration	3
Parent Class P Stock	1	Per Unit Mixed Consideration Cash Amount	3
Parent Common Stock	18	Per Unit Mixed Election Stock Exchange Ratio	3
Parent Disclosure Schedule	18	Per Unit Stock Consideration	4
Parent Fairness Opinion	26	Permits	23
Parent Financial Advisors	26	Person	54
Parent Intellectual Property	26	Proceeding	37
Parent Material Adverse Effect	18	Proxy Statements	16
Parent Material Contract	24	Registration Statement	15
Parent Notice Period	29	Release	54
Parent Permits	23	Representatives	32
Parent Preferred Stock	18	Restraints	42
Parent Proxy Statement	16	Restricted Unit	10
Parent SEC Documents	21	rights-of-way	26
Parent Stock Issuance	1	Sarbanes-Oxley Act	15
Parent Stock Issuance Approval	20	Schedule 13E-3	15
Parent Stockholder Approval	20	SEC	54
Parent Stockholder Meeting	29	Securities Act	12
Parent Warrants	54	share proceeds	8
Partnership	1	Stock Election	4
Partnership Adverse Recommendation Change	32	Stock Election Unit	4
Partnership Agreement	54	Subsidiary	54
Partnership Board Recommendation	28	Superior Proposal	35
Partnership Disclosure Schedule	11	Support Agreement	1
Partnership Fairness Opinion	17	Surviving Entity	2
Partnership Financial Advisor	17	Tax	16
Partnership GP	1	Tax Return	16
Partnership GP Interest	12	Taxes	16
Partnership GP LLC Agreement	54	Transactions	54, 55
Partnership Interest	54	Unit	55
Partnership Material Adverse Effect	11

Section 8.12.                               Interpretation.

(a)                                 When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

(b)                                 The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 8.13.                               Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 8.13 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

KINDER MORGAN, INC.

By:	/s/Dax Sanders
	Name:	Dax Sanders
	Title:	Vice President

MERGER SUB:

E MERGER SUB LLC

By:	/s/Dax Sanders
	Name:	Dax Sanders
	Title:	Vice President

PARTNERSHIP:

EL PASO PIPELINE PARTNERS, L.P.

By: EL PASO PIPELINE GP COMPANY, L.L.C.,
its general partner

By:	/s/David R. DeVeau
	Name:	David R. DeVeau
	Title:	Vice President

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

PARTNERSHIP GP:

EL PASO PIPELINE GP COMPANY, L.L.C.

By:	/s/David R. DeVeau
	Name:	David R. DeVeau
	Title:	Vice President

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF CHARTER AMENDMENT

See attached.

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KINDER MORGAN, INC.

[            ], 201[   ]

Kinder Morgan, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

1.              The name of the Company is Kinder Morgan, Inc.

2.              The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on February 10, 2011 (the “Certificate of Incorporation”), by amending Section A of Article FOURTH as set forth in paragraph 3 below.

3.              The first sentence of Section A of Article FOURTH of the Certificate of Incorporation from the beginning of the sentence through the end of clause (1) is hereby amended to read as follows:

“A.                              Authorized Shares

The total number of shares of capital stock which the Company shall have authority to issue is 4,819,462,927 shares, of which 10,000,000 shares shall be preferred stock, par value $0.01 per share (the “Preferred Stock”), and 4,809,462,927 shares shall be common stock, par value $0.01 per share (the “Common Stock”), consisting of:

(1) 4,000,000,000 shares of Class P Common Stock (the “Class P Common Stock”);”

4.              This Certificate of Amendment was submitted to the stockholders of the Company and was approved by the stockholders of the Company in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware.

5.              This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of the Certificate of Incorporation as of the date first written above.

KINDER MORGAN, INC.

By:
Name:
Title:

[Certificate of Amendment to the Certificate of Incorporation of Kinder Morgan, Inc.]